Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is voluntarily entered into on this 3rd day of July, 2012 by and between Richard A. Navarre (“Executive”) and Peabody Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, until June 30, 2012, Executive was employed by the Company as its President Americas pursuant to an Employment Agreement entered into between the Company and Executive, dated as of May 19, 1998, which agreement was subsequently restated as of December 31, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and Executive have mutually agreed to conclude their employment relationship on an amicable basis and have reached agreement regarding Executive’s separation from the Company’s employ, and the parties wish to enter into this Agreement in order to memorialize their agreement and to further define the obligations that the parties have to one another.

NOW, THEREFORE, in consideration of the mutual understandings, covenants, and the releases contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby voluntarily agree as follows:

1. Separation and Effective Dates. Executive’s employment with the Company and, to the extent applicable, with its direct and indirect subsidiaries and affiliates (the “Company Affiliates”), terminated effective June 30, 2012 (the “Separation Date”). Executive understands and agrees that from and after the Separation Date he was not, and continues to not be, authorized to incur any expenses, obligations or liabilities on behalf of the Company or the Company Affiliates. Executive and the Company agree that (a) for purposes of the Employment Agreement, the termination described in this Paragraph 1 hereof shall be considered a termination by Executive for a reason other than Good Reason, Disability or death (as described Section 6.3(a)(ii) of the Employment Agreement), and (b) the terms hereof satisfy all provisions of the Employment Agreement. Executive and the Company have waived any and all rights and obligations to provide or receive notice of termination of Executive’s employment under the Employment Agreement.

2. No Claims. Executive represents and agrees that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Executive Releasees (as defined in Paragraph 10 hereof) with any court, any governmental agency, any regulatory body or any other third party with respect to any matter related to the Company, a Company Affiliate or any Executive Releasee, or arising out of his employment with and/or separation from the Company.

3. Payment of Amounts Owed. Executive and the Company acknowledge that the Company will promptly pay all remuneration owed to Executive as a result of his employment with and separation from the Company related to (a) his salary through the Separation Date, (b) all business expenses incurred by him through the Separation Date as a result of his employment with the Company, provided that such expenses are authorized under and consistent with the expense reimbursement policies of the Company, and (c) all unused current vacation and the value of his banked vacation as of the Separation Date. Except as specifically provided for in Paragraphs 3, 5 and 9 hereof, Executive shall not be entitled to receive any compensation or benefits of employment from the Company or any Company Affiliate following the Separation Date (other than benefits to which Executive is entitled by law, such as vested benefits under any qualified retirement plan of the Company and the right to continue coverage under certain welfare plans of the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

4. Non-Admission of Liability and Acknowledgement of Compliance. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Executive or to any other person or entity in any manner. The Company specifically disclaims any liability to, or wrongful acts against, Executive or any other person or entity. Further, Executive acknowledges and agrees that it is the policy of the Company to comply with all applicable federal, state and local laws and regulations.

5. Consideration.

(a) In exchange for the promises and agreements made by Executive contained in this Agreement (including, but not limited to, the release provided pursuant to Paragraph 10 hereof), the Company will:

(i) cause the 41,356 shares of restricted stock of the Company granted to Executive on January 3, 2012 (the “Shares”) to become fully vested and non-forfeitable as of the day immediately following the expiration of the revocation period described in Paragraph 19 hereof; and

(ii) pay Executive an amount equal to $630,000.00, which will be paid in a lump sum cash payment on the regular payroll date of the Company next following expiration of the revocation period described in Paragraph 19 hereof.

(b) The amounts and benefits described in Paragraph 5(a) hereof shall collectively be referred to herein as the “Severance Payment.”

(c) Prior to the Separation Date, the Company caused the forfeiture of the Shares that, pursuant to the applicable equity plan of the Company, would have occurred automatically as of the Separation Date, to be held in abeyance for thirty (30) days following the Separation Date such that, as of the date hereof, the Shares remain outstanding but unvested. If this Agreement is revoked pursuant to Paragraph 19 hereof, the Shares shall automatically be forfeited by Executive on the date of such revocation. So long as this agreement is not so revoked, the provisions of Paragraph 5(a)(i) shall control with respect to the Shares.

(d) Executive and the Company agree that Executive will not be entitled to any Severance Payment, including any amount already paid, if he revokes any part of the release contained in Paragraph 10 hereof (which revocation may only be accomplished pursuant to Paragraph 19 hereof).

(e) Executive acknowledges that (i) he is not entitled to receive any of the payments or benefits described in Sections 6.2, 6.4 or 6.5 of the Employment Agreement, (ii) all or a portion of the monies and benefits set forth in this Paragraph 5 constitute additional consideration above and beyond anything to which Executive is already entitled, in exchange for his execution of this Agreement and the non-revocation of the release provided in Paragraph 10 hereof, and (iii) except as specifically set forth in this Paragraph 5, all of Executive’s awards outstanding under equity plans of the Company shall remain subject to the terms thereof and are not amended hereby.

6. Return of Company Property. Executive represents, warrants and covenants that he will promptly comply with the requirements of Section 6.7 of the Employment Agreement and will promptly return to the Company all of its property and all confidential information that is in Executive’s possession, custody, or control, including, but not limited to, all originals and copies of any keys, access cards, security badges, credit cards, telephone cards, telephones and other equipment, computer hardware (including, but not limited to, all computers, mobile phone devices, and personal data assistants), all contents of all such hardware, all passwords and codes needed to obtain access to or operate effectively all or part of any such hardware, all electronic storage devices (including, but not limited to, all hard drives, disk drives, diskettes, CDs, CD-ROMs, DVDs, and DVD-ROMs, and flash or “thumb” drives), all contents of all such electronic storage devices, all passwords and codes needed to obtain access to or operate effectively all or part of any such electronic storage device, and all computer software and programs, financial information, accounting records, computer printouts, manuals, flow charts, policies, customer information, customer lists, client lists, vendor information and lists, consultant lists, data, materials, papers, books, files, documents, records, policies, marketing information, specifications, plans, database information and lists, mailing lists, and notes, and all materials describing or containing any such confidential information (whether those materials are on paper or electronically stored).  Executive agrees not to keep any originals, copies, or embodiments of any such property or information in any form, and not to disclose any of their contents to any other person. So long as Executive does not violate any other part of this Agreement, nothing in this Paragraph 6 precludes Executive from retaining (a) documents describing any benefits to which he may be entitled as a former employee of the Company, and (b) a copy of Executive’s contact lists that were stored on the mobile telephone and laptop computer issued to Executive by the Company (which lists shall not be deleted prior to returning said telephone and computer to the Company).

7. Confidential Information, Non-Competition, Non-Solicitation and Survival of Employment Agreement. The parties to this Agreement hereby reaffirm the provisions of Section 13 of the Employment Agreement and agree to abide by the terms thereof. For the purpose of clarity, the parties hereto (a) agree that the termination of the employment of Executive as described in Paragraph 1 hereof shall constitute a termination of the Employment Agreement effective as of the Separation Date, and (b) acknowledge that the survival provisions set forth in Section 20 of the Employment Agreement continue to apply and the surviving provisions of the Employment Agreement shall remain in full force and effect except as specifically provided herein or amended hereby. Executive’s compliance with these obligations is a material term of this Agreement, and in the event Executive breaches any such obligations, in addition to any remedies and enforcement mechanisms set forth in the Employment Agreement and any other remedies available to the Company (including equitable and injunctive remedies), Executive shall forfeit any additional payments owing, and shall be obligated to promptly return to the Company (within two (2) business days of any breach) the full gross value of the Severance Payment, as reported on Executive’s 2012 Form W-2 (the “Severance Value”).

8. No Disparagement or Encouragement of Claims. Neither Executive nor the Company shall, at any time following the Separation Date, make statements or representations, or otherwise communicate in writing, orally or otherwise, or take any action which may disparage or be damaging to (a) Executive (or Executive’s family members, heirs or legal beneficiaries) if any such statement, representation or communication is the Company, or (b) the Company, any Company Affiliate or the Executive Releasees if any such statement, representation or communication is by Executive; provided, that nothing in this Paragraph 8 shall preclude Executive or any executive officer or director of the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process. In furtherance of the foregoing obligations, (i) Executive agrees that he will advise all persons or entities seeking employment verification to direct those inquiries to Company’s Human Resources Department, and (ii) the Company agrees that it will respond to all such inquiries directed its Human Resources Department by providing only Executive’s dates of employment and job title and will state that it is limiting its response to these items in accordance with Company’s policy.

9. Cooperation. For purposes of transitioning Executive’s duties as the Company’s President Americas, Executive hereby agrees to consult with the Company on an as-needed basis during the sixty (60) day period following the Separation Date. While performing such consulting services, Executive will be acting as an independent contractor, and not an employee, of the Company. In exchange for providing such consulting services, and so long as Executive does not revoke this Agreement as provided in Paragraph 19 hereof, the Company shall pay to Executive two (2) payments, each in the amount of $75,000.00 (the aggregate amount thereof, the “Consulting Payments”), the first of which shall be payable on July 31, 2012, and the second of which shall be paid on August 31, 2012. In addition, in the event of any pending or threatened legal action against the Company or the Company Affiliates, Executive acknowledges and agrees that he will promptly and diligently cooperate as requested in the investigation, preparation, prosecution, or defense of the Company’s or the Company Affiliate’s case, including, but not limited to, meeting with and fully answering the questions of the Company or the Company Affiliates or its or their attorneys, representatives or agents; preparing, reviewing and executing documents, including subpoenas; and testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena. Reasonable out-of-pocket expenses related to such assistance will be reimbursed by the Company, if the Company’s written approval is obtained in advance. Nothing in this Paragraph 9 should be construed as suggesting or implying that Executive should testify in any way other than truthfully or provide anything other than accurate, truthful information. Executive further agrees to provide truthful and timely answers to any reasonable questions the Company may have from time to time about the work Executive performed during his employment. A failure on the part of Executive to reasonably cooperate with the Company shall constitute and be treated as a material breach of this Agreement.

10. Executive’s General Release, Discharge of All Executive Claims and Agreement Not to Sue. In consideration of the payments referred to in Paragraph 5 hereof from the Company to Executive as set forth herein and other consideration the receipt and sufficiency of which is hereby acknowledged, except as provided in Paragraph 11 hereof, Executive, on behalf of himself, his dependents, heirs, executors, administrators, assigns, predecessors and successors, and each of them hereby:

(a) knowingly, irrevocably, unconditionally voluntarily and forever releases and forever discharges the Company, the Company Affiliates, and associated organizations, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, employees, contractors, insurers, representatives assigns, predecessors and successors, past and present, of each of them (hereinafter the “Executive Releasees”), with respect to and from any and all legally waivable claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, liabilities, complaints, and promises whatsoever, in law or equity, known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, the “Executive Claims”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any or all said Executive Releasees, arising on or before the date this Agreement is executed, including, but not limited to, any Executive Claim arising out of or in any way connected with his employment with and/or separation from the Company, any Executive Claim arising under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (the “ADEA”), Older Workers Benefit Protection Act of 1991 (“OWBPA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the False Claims Act, the Employee Retirement Income Security Act of 1974, Missouri civil rights laws and regulations, Missouri wage/hour laws and regulations, or any other federal, state or local law, regulation, ordinance or public policy, and any Executive Claim for severance pay, bonus pay, sick leave, holiday pay, vacation pay, life insurance, health, medical or disability insurance or any other fringe benefit or the common law of any state relating to employment contracts, wrongful discharge, defamation or any other matter; and

(b) agrees not to sue any or all of the Executive Releasees with respect to any matter released or discharged herein, except that Executive may seek a determination of the validity of the waiver of his rights under the ADEA.

Nothing in this Agreement is intended to reflect any party hereto’s belief that the waiver of Executive’s claims under the ADEA is invalid or unenforceable, it being the intent of the parties hereto that such claims are waived.

11. Exclusions from Executive’s General Release and Discharge. Notwithstanding the provisions of Paragraph 10 hereof, Executive does not release and discharge (a) any right to continue his group health insurance coverage pursuant to applicable law; (b) any vested benefits in any qualified retirement plan; (c) any claim for breach of this Agreement; (d) any right he may have to insurance coverage under the Company’s directors and officers or other insurance policies and self-insurance programs for acts or omissions during his period of employment; (e) any right he may have to indemnification by the Company pursuant to (i) the indemnification agreement between him and the Company dated December 5, 2002, (ii) the Company’s Third Amended and Restated Certificate of Incorporation, or (iii) the Amended and Restated By-Laws of the Company; and (f) any claim that cannot be released by law, including, but not limited to, the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission (“EEOC”). Executive does, however, hereby waive any right to recover any money should the EEOC or any other agency or individual pursue any claims on his behalf.

12. The Company’s General Release, Discharge of All Company Claims and Agreement Not to Sue. In consideration of Executive’s release provided pursuant to Paragraph 10 hereof and other consideration the receipt and sufficiency of which is hereby acknowledged, except as provided in Paragraph 13 hereof, the Company, on behalf of itself and the Company Affiliates hereby:

(a) knowingly, irrevocably, unconditionally voluntarily and forever releases and forever discharges Executive, his heirs, executors, administrators, assigns, predecessors and successors, (hereinafter, the “Company Releasees”), with respect to and from any and all legally waivable claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders, liabilities, complaints, and promises whatsoever, in law or equity, known or unknown, suspected or unsuspected, and whether or not concealed or hidden (collectively, the “Company Claims”), which the Company or any Company Affiliate now owns or holds or has at any time heretofore owned or held or may in the future hold as against any or all said Company Releasees, arising on or before the date this Agreement is executed, including, but not limited to, any Company Claim arising out of or in any way connected with his employment with and/or separation from the Company, any Company Claim arising under any federal, state or local law, regulation, ordinance or public policy, and any Company Claim for any other matter; and

(b) agrees not to sue any or all of the Company Releasees with respect to any matter released or discharged herein.

13. Exclusions from the Company’s General Release and Discharge; Indemnification. Notwithstanding the provisions of Paragraph 12 hereof, the Company does not release and discharge (a) any Company Claim for breach of this Agreement (specifically including, but not limited to, Paragraph 7 hereof); (b) any Company Claim arising under Sarbanes Oxley, or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) any Company Claim for fraud against the Company, theft or conversion of Company property or assets, or other Company Claim alleging deliberate dishonesty in dealing with the Company’s property or assets; and (d) any claim that cannot be released by law.  In addition, (i) Executive hereby agrees to indemnify the Company and hold the Company harmless against any claim by a third party alleging conduct which, if proven, would be a violation of provisions of the Company’s Code of Business Conduct and Ethics relating to conduct toward employees of the Company; however, in no event shall Executive’s liability pursuant to this clause (i) exceed the sum of the Severance Value and Consulting Payments; and (ii) notwithstanding the provisions of Paragraph 12 hereof, the Company does not release and discharge any right to the indemnity provided by Executive pursuant to the foregoing clause (i).

14. No Representation. Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied on any representation or statement by the Company or its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15. No Assignment.

(a) By Executive. Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Executive Claim or any portion thereof or interest therein, and Executive agrees to indemnify, defend and hold harmless each and all of the Executive Releasees against any and all disputes based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any Executive Claim or any portion thereof or interest therein which were otherwise released pursuant to Paragraph 10 hereof.

(b) By the Company. The Company represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Company Claim or any portion thereof or interest therein, and the Company agrees to indemnify, defend and hold harmless each and all of the Company Releasees against any and all disputes based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any Company Claim or any portion thereof or interest therein which were otherwise released pursuant to Paragraph 12 hereof.

16. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given their intended effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable. If, however, a court of competent jurisdiction finds that any release by Executive or the Company in Paragraph 10 or 12 hereof is illegal, void, or unenforceable, then Executive or the Company, as applicable, agrees to promptly sign a release, waiver, and/or agreement that is legal and enforceable to the greatest extent permitted by law.

17. No Continuing Employment Relationship. Executive and the Company acknowledge that any employment relationship between Executive and the Company was terminated as of the Separation Date and that they have no further employment relationship. Executive waives any right or claim to reinstatement as an employee of the Company.

18. Voluntary Execution of Agreement and Consultation with Counsel. Executive acknowledges that he has been advised by the Company to consult, and has consulted, with an attorney prior to executing this Agreement. Executive represents, warrants and agrees that he has carefully read this Agreement and understands its meaning and has sought independent legal advice from an attorney of his choice with respect to the advisability of this Agreement and is signing this Agreement, knowingly, voluntarily and without any coercion or duress. Executive further acknowledges that he has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement. Executive may execute this Agreement at any time within the twenty-one (21) day period and by doing so Executive waives any right to the remaining days.

19. Revocability of Agreement. Executive has the right to revoke this Agreement, solely with respect to his release of claims under the ADEA and the OWBPA, for up to seven (7) days after Executive signs it. In order to revoke this Agreement, Executive must sign and send a written notice of the decision to do so, following the notice provisions set forth in Paragraph 20 hereof, which must be received no later than the eighth (8th) day after Executive executes this Agreement. If Executive revokes this Agreement pursuant to this Paragraph 19, Executive will not be entitled to the consideration from the Company described herein (including, but not limited to, the Severance Payment or the release provided pursuant to Paragraph 12 hereof, which, upon such revocation by Executive, shall be immediately, and without the requirement of any action on the part of the Company, null and void and of no further force or effect).

20. Notice. All notices, requests, demands and other communications hereunder to either party to this Agreement shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as the party may subsequently designate:

To the Company:

Executive Vice President and Chief Administrative Officer
Peabody Energy Corporation
701 Market Street, Suite 1400
St. Louis, Missouri 63101-1826

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe
Suite 1900
Chicago, Illinois 60661
Attention: David R. Shevitz and Daniel B. Lange

To Executive:

At the most recent address set forth in the Company’s personnel records (unless Executive notifies the Company at the address above of a different address to be used for notice purposes hereunder).

With a copy to:

Miner, Marnhill & Galland, P.C.
14 W. Erie Street
Chicago, Illinois 60654
Attention:	George F. Galland, Jr.

21. Tax and Section 409A. All amounts payable to Executive hereunder which are considered compensation shall be subject to all withholding by the Company required under applicable law. It is intended that the Severance Payments not be considered compensation deferred under a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”). It is further intended that any income or payments to Executive pursuant to this Agreement (any such income or payments being referred to as “Payments”) will not be subject to the additional tax and interest (a “Section 409A Tax”) under Section 409A. The provisions of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A necessary in order to avoid the imposition of a Section 409A Tax. Notwithstanding the foregoing, Executive agrees and acknowledges that, to the extent a Section 409A Tax becomes due with respect to any Payment, the liability for any such tax and interest, and any additional amounts related thereto, shall be the sole responsibility of Executive.

22. Governing Law. This Agreement is made and entered into in the State of Missouri and shall be interpreted, enforced and governed under Missouri law, without regard to its conflict of laws principles.

23. Dispute Resolution. The parties hereto agree that the provisions of Section 15 of the Employment Agreement shall govern any dispute arising under this Agreement.

24. Binding Effect. This Agreement shall be binding upon Executive and upon his dependents, heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of the Company and others released in this Agreement, and to their respective dependents, heirs, representatives, executors, administrators, successors and assigns.

25. No Presumption. This Agreement shall be construed and interpreted as if all of its language were prepared jointly by Executive and the Company. No language in this Agreement shall be construed against a party hereto on the ground that such party drafted or proposed that language.

26. Waiver. No waiver by Executive or the Company of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

27. Headings; References to Law. The headings in this Agreement are included solely for convenience of reference and shall not be construed as limiting or in any other way modifying the text of the Agreement. All references to any law hereunder shall be deemed a reference to such law as it may be amended, updated or superseded from time to time.

28. Execution of Counterparts. This Agreement may be executed in counterparts, but shall be construed as if signed in one document.

29. Entire Agreement; Amendment. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment with and separation from the Company and the other subject matters addressed herein between the parties hereto, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof, except for the portions of the Employment Agreement which remain in effect, but subject to any amendment thereof resulting from the terms hereof. Executive represents and agrees that no promises, statements or inducements have been made to him which caused him to sign this Agreement other than those which are expressly stated in this Agreement. This is an integrated document and may not be altered except by written agreement signed by a properly authorized officer of the Company and Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have entered into this Separation and General Release Agreement effective as of the date first written above.

/s/ Richard A. Navarre

Richard A. Navarre

PEABODY ENERGY CORPORATION

By: Name: Title:	/s/ Sharon Fiehler Sharon Fiehler Executive Vice President and Chief Administrative Officer